As filed with the Securities and Exchange Commission on November 1, 2006
Registration No. 333-122361

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
POST-EFFECTIVE AMENDMENT NO. 6
on
FORM S-3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________
QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2756163
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
(817) 665-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
______________
Glenn Darden
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
(817) 665-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent For Service)
____________
With copies to:
John C. Cirone, Esq. Senior Vice President, General Counsel and Secretary Quicksilver Resources Inc. 777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104 (817) 665-5000	Mark E. Betzen, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939
_____________

Approximate date of commencement of proposed sale to the public:  Not applicable. Deregistration of unsold securities.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

On January 28, 2005, Quicksilver Resources, Inc. (the “Company”) filed a registration statement, Registration No. 333-122361 (the “Registration Statement”), which registered resales of $150,000,000 aggregate principal amount of the Company’s 1.875% Convertible Subordinated Debentures due 2024 (the ”Debentures”), shares of its common stock issuable upon conversion of the Debentures (the “Common Stock”) and shares of Series A Junior Participating Preferred Stock attached to such shares of Common Stock (“Junior Preferred Stock”). The Company was contractually obligated pursuant to the terms of the Resale Registration Rights Agreement, dated November 1, 2004, by and among the Company and the initial purchasers of the Debentures, to register resales of the Debentures and the Common Stock and to maintain the effectiveness of the Registration Statement for a period of two years from the last issuance of the Debentures. The Debentures were last issued on November 1, 2004, and, accordingly, effective on November 1, 2006, the Company is no longer contractually obligated to maintain the effectiveness of the Registration Statement. Therefore, this Post-Effective Amendment No. 6 is being filed in order to deregister the resale of the Debentures, the shares of Common Stock issuable upon conversion such Debentures and the shares of Junior Preferred Stock attached to such shares of Common Stock that, in each case, have not been resold hereunder.

Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Securities Exchange Act as indicated in parentheses:

Exhibit No.	Sequential Description
*24.1	Powers of Attorney for certain directors and officers.
*24.2	Power of Attorney for Philip W. Cook.
* Previously filed.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on November 1, 2006.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title

*	Chairman of the Board	November 1, 2006
Thomas F. Darden	and Director

/s/ Glenn Darden	President, Chief Executive Officer and	November 1, 2006
Glenn Darden	Director

*	Senior Vice President -	November 1, 2006
Philip W. Cook	Chief Financial Office

*	Vice President, Chief Accounting	November 1, 2006
D. Wayne Blair	Officer and Controller

*	Director	November 1, 2006
Steven M. Morris

*	Director	November 1, 2006
Anne Darden Self

*	Director	November 1, 2006
W. Yandell Rogers, III

*	Director	November 1, 2006
Mark J. Warner

* The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ Glenn Darden
Glenn Darden
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Sequential Description
*24.1	Powers of Attorney for certain directors and officers.
*24.2	Power of Attorney for Philip W. Cook.
* Previously filed.